Exhibit 4.(a).15

Unofficial Translation

[State Emblem]

The State of Israel
Ministry of Communications

General License for Partner Communications Ltd. for the Provision of
Mobile Radio Telephone (MRT) Services using the Cellular Method

Amendment No. 55

By virtue of the powers of the Minister of Communications under Article 4 (e) of the Communications Law (Telecommunications and Broadcasts), 5742-1982, that have been delegated to us, by all our other powers under any law and after having given Partner Communications Company Ltd. (hereinafter: “Partner”) the opportunity to present their arguments regarding this matter, we hereby amend the General License for the provision of mobile radio telephone (MRT) services using the cellular method granted to Partner on 7 April 1998,  as follows:

Amendment of Article 63

1.	Instead of Article 63 of the License shall come:

"63	Call Center

63.1
The Licensee shall operate a staffed call center for the receipt of calls of its Subscribers, in addition the Licensee shall apply additional means that will allow its Subscribers to contact it in order to receive information and to make inquiries, as set forth in Appendix E of the License.

63.2
The Call Center will be staffed by a skilled and professional employee team, with the necessary qualifications to handle the calls. Should a call be received regarding a fault which caused complete cessation of the Subscriber MRT services, the said team will act immediately to locate the fault and will begin taking measures to immediately repair the fault.

63.3	The Licensee shall detail in the maintenance diary the details of the fault as set forth in Article 63.2 and the steps taken to rectify the fault, all as set forth in Article 51."

Amendment of Appendix E

2.	2.	In section 2.2 of Appendix E-

a.
In sub-section (a), instead of "accessible" shall come "staffed", and after the words "twenty four (24) hours a day, shall come "for the receipt of calls regarding theft or loss of MRT terminal equipment, a fault in the network that caused complete cessation of Subscribers MRT services and "roaming services"".

b.
In sub-section (b), at the end shall come "for the receipt of calls regarding a fault in the receipt of MRT services that is not a fault as set forth in sub-section (a) and in regard to the Licensee's services".

c.	Sub-section (d) shall be deleted.

(16 May 2010)

     (sgd)
              ________________
               Moshe Cachalon
               Minister of Communications